Exhibit 5

HARRY WINSTON DIAMOND CORPORATION
(the "Company")

Report of Voting Results

In accordance with Section 11.3 of National Instrument 51-102 – Continuous Disclosure Obligations, the Company hereby advises of the results of the voting on the matters submitted to the Annual and Special Meeting (the "Meeting") of shareholders of the Company (the "Shareholders") held on Wednesday, June 4, 2008. At the Meeting, the Shareholders were asked to consider certain annual and special meeting matters outlined in the Notice of Annual Meeting and Management Proxy Circular dated April 15, 2008 (the "Proxy Circular").

The matters voted upon at the Meeting and the results of the voting were as follows:

GENERAL BUSINESS		OUTCOME OF VOTE	VOTES BY BALLOT
			Votes For	Votes Against	Votes Withheld
1.	The election of the nominees to the board of directors as set forth in the Proxy Circular	Passed	--	--	--
2.	The re-appointment of KPMG, LLP, Chartered Accountants, as auditors for the Company and authorizing the directors to fix their remuneration	Passed	--	--	--
SPECIAL BUSINESS
3.	The approval of certain amendments to the Company’s Stock Option Plan, as described in the Proxy Circular, exclusive of votes held by insiders totalling 788,535	Passed	19,030,415	18,566,642	2,236,888

DATED this 4th day of June, 2008.

HARRY WINSTON DIAMOND CORPORATION

Per: "Lyle R. Hepburn"
        Lyle R. Hepburn, Corporate Secretary